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                                                     EXHIBIT 23.2

               CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of Home Properties of New York, Inc. on
Form S-3 (No. 333-2674) of our report dated February 3, 1997, on our audits of the consolidated financial statements of Home Properties of New York, Inc. as of December 31, 1996 and 1995, for the years ended December 31, 1996 and 1995 and the period from August 4, 1994 through December 31, 1994, and the combined financial statements of the Original Properties for the period from January 1, 1994 through August 3, 1994, which report is included in the Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts".


/s/ Coopers & Lybrand L.L.P.

Rochester, New York
March 26, 1997